Exhibit 99.1

              ASTEA REPORTS PROFITABLE SECOND QUARTER 2005 RESULTS

            LICENSE REVENUES UP 29% COMPARED TO SAME QUARTER OF 2004

    HORSHAM, Pa., Aug. 10 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service management solutions, today released financial results for the second quarter of 2005.

    For the second quarter ended June 30, 2005, Astea reported revenues of $5.3 million, a 21% increase compared to revenues of $4.4 million for the same period in 2004. Net profit for the second quarter was $650,000 or $.22 per share, compared to $309,000 or $.11 per share for the same period in 2004. License revenues were up 29% to $2 million compared to $1.6 million for the same period in 2004. Total service and maintenance revenues increased 17% to $3.3 million compared to $2.8 million for the same period in 2004.

    "Clearly, we are very pleased with our results in the second quarter and that we have translated our effort into a profitable position. Our cash position remains strong and we continue to invest in our products, and develop stronger relationships with both existing and new customers," said Zack Bergreen, President and CEO of Astea International. "The continued interest in our comprehensive solution, in conjunction with the accelerated activity in the Service Lifecycle Management space, puts us in a favorable position for today and in the future."

    In the second quarter, Astea launched their Service Impact Assessment (SIA) offering. The SIA is a fast-track approach to identify and quantify the financial and operational impact that a service management solution can have on a company's operations. Leveraging their proven methodology and their twenty five years in service management, Astea will help companies identify ways to increase their profitable revenue, decrease costs, and positively impact cash flow, financial metrics, and bottom line by optimizing the processes, technology and human capital within their service organization.

    "It has become evident that Astea is emerging as one of the few vendors that offers a full range of software and services across the service management lifecycle," states Bergreen. "Our deep product functionality, proven success, and domain expertise makes us well positioned to help companies take their service operations to the next level."

    SECOND QUARTER HIGHLIGHTS

      -- Attained new customers, such as BMC Solutions (US), an enterprise- wide
         IT services and support company that provides IT services, and Adsteam Marine Ltd. (AUS) a leading provider of harbor towage and related maritime services.
      -- Existing enterprise customer, Circuit City (US), continued to expand their configuration with additional licensing for more users and functionality.
      -- Legacy DISPATCH-1 customer, Ascent Media (US), successfully upgraded their system and also added additional capabilities such as mobility and customer self-service.
      -- Successfully launched their Service Impact Assessment (SIA) offering. -- Executed successful lead generation program for our Dynamic
         Scheduling Engine.

    Astea will host a conference call that will be broadcast live over the Internet on August 15, 2005 at 11:00 AM EDT to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/ab_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

    About Astea International
    Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its application suite with portal, business intelligence, dynamic scheduling and mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.

    http://www.astea.com. Service Smart. Enterprise Proven.

    Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

    This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

CONTACT: Investor Relations, Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com /
Web site:  http://www.astea.com
http://www.astea.com/ab_investors.asp /